Exhibit 99.1
Nanosphere, Inc.
4088 Commercial Avenue
Northbrook, IL 60062
NEWS
For Immediate Release
Nanosphere Announces Third Quarter 2011 Results
NORTHBROOK, Ill., November 2, 2011 — Nanosphere, Inc. (NASDAQ: NSPH), a leader in the development and commercialization of advanced molecular diagnostics systems, today reported financial results for the third quarter ended September 30, 2011.
Revenue for the third quarter of 2011 was $0.6 million, comprised entirely of product sales, as compared to product sales and total revenue for the same period of 2010 of $0.3 million and $0.4 million, respectively. The increase was driven predominantly by international system sales.
“We are entering a chapter in Nanosphere’s history that will be marked by significant market penetration and placements for our Verigene System, driven by an expanding test menu,” said William Moffitt, Nanosphere’s president and chief executive officer. “As we increase our market presence, we will build a revenue ramp that will enable us to grow our operations and create long-term shareholder value.”
Net loss for the third quarter of 2011 was $9.5 million as compared with $10.9 million for the same period in 2010.
Cash and equivalents at September 30, 2011 were $46.9 million.
Conference Call Details
The company will hold a live conference call and webcast for investors on Wednesday, November 2, 2011 at 5:00 P.M., Eastern Time. The teleconference can be accessed by dialing 888-679-8038 (U.S./Canada) or 617-213-4850 (international), participant code 80686645. The call will also be broadcast live over the Internet and can be accessed by interested parties at the Investor Relations tab on the Nanosphere website: www.nanosphere.us. For interested individuals unable to join the call or webcast, a replay will be available through November 9 2011 by dialing 888-286-8010 or for international calls 617-801-6888, pass code 60538137, or on the company’s website.

About Nanosphere, Inc.
Nanosphere develops, manufactures and markets an advanced molecular diagnostics platform, the Verigene® System, for direct genomic and ultra-sensitive protein detection. This easy to use and cost effective platform enables simple, low cost and highly sensitive genomic and protein testing on a single platform. Nanosphere is based in Northbrook, IL. Additional information is available at http://www.nanosphere.us.
Except for historical information, the matters discussed in this press release are “forward-looking statements” and are subject to risks and uncertainties. Actual results could differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (i) Nanosphere’s ability to develop commercially viable products; (ii) Nanosphere’s ability to achieve profitability; (iii) Nanosphere’s ability to produce and market its products; (iv) Nanosphere’s ability to obtain regulatory approval of its products; (v) Nanosphere’s ability to protect its intellectual property; (vi) competition and alternative technologies; and (vii) Nanosphere’s ability to obtain additional financing to support its operations. Additional risks are discussed in the Company’s current filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Contact:
Investors:
Nanosphere, Inc.
Roger Moody, 847-400-9021
Chief Financial Officer
rmoody@nanosphere.us
or
Media
The Torrenzano Group
Ed Orgon, 212-681-1700
ed@torrenzano.com

Nanosphere, Inc.
Statements of Operations
(dollars and shares in thousands except per share data)
(Unaudited)

	Three Month Periods Ended		Nine Month Periods Ended
	September 30,		September 30,
	2011	2010	2011	2010

REVENUE:
Grant and contract revenue	$—	$32	$54	$610
Product sales	556	342	1,651	1,106

Total revenue	556	374	1,705	1,716
COSTS AND EXPENSES:
Cost of sales	369	1,074	1,234	2,238
Research and development	5,828	4,940	15,157	13,986
Sales, general, and administrative	3,840	5,280	12,130	18,517

Total costs and expenses	10,037	11,294	28,521	34,741

Loss from operations	(9,481)	(10,920)	(26,816)	(33,025)
OTHER INCOME (EXPENSE):
Foreign exchange gain (loss)	(3)	(12)	(14)	6
Interest expense	—	(13)	—	(274)
Interest income	11	26	33	64

Total other income (expense)	8	1	19	(204)

NET LOSS	$(9,473)	$(10,919)	$(26,797)	$(33,229)

Net loss per common share — basic and diluted	$(0.22)	$(0.39)	$(0.75)	$(1.20)
Weighted average number of common shares outstanding — basic and diluted	43,445	27,756	35,860	27,755

Nanosphere, Inc.
Condensed Balance Sheets
(dollars in thousands)
(Unaudited)

	September 30,	December 31,
	2011	2010

Cash and cash equivalents	$46,902	$39,628
Other current assets	3,130	3,299

Total current assets	50,032	42,927
Net property and equipment	4,885	5,142
Intangible assets — net of accumulated amortization	3,114	3,231
Other assets	75	75

Total assets	$58,106	$51,375

Total liabilities	$4,935	$6,851
Total stockholders’ equity	53,171	44,524

Total liabilities and stockholders’ equity	$58,106	$51,375